The Pittston Company and Subsidiaries                                Exhibit 11
Computation of Earnings Per Common Share
(In thousands, except per share amounts)

Fully Diluted Earnings Per Common Share: (a)

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                                                                             Three Months Ended              Six Months Ended
                                                                                   June 30                        June 30
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                                                                             1995            1994           1995           1994
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
PITTSTON SERVICES GROUP:
Net income attributed to common shares                                   $   19,974         21,288        33,569         31,799
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Average common shares outstanding                                            37,916         37,739        37,912         37,715
Incremental shares of stock options                                             323            483           353            505
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Pro forma common shares outstanding                                          38,239         38,222        38,265         38,220
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Fully diluted earnings per common share:                                 $      .52            .56           .88            .83
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PITTSTON MINERALS GROUP:
Net income (loss) attributed to common shares                            $    3,541          5,493         3,928        (69,592)
Preferred stock dividends, net                                                1,093          1,257         1,176          2,263
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Fully diluted net income (loss) attributed to common shares              $    4,634          6,750         5,104        (67,329)
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Average common shares outstanding                                             7,811          7,577         7,764          7,565
Incremental shares of stock options                                               2             67            28             87
Conversion of preferred stock                                                 2,175          2,504         2,246          2,253
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Pro forma common shares outstanding                                           9,988         10,148        10,038          9,905
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Fully diluted earnings (loss) per common share:                          $      .45 (a)        .67           .51          (9.20)(a)
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(a)  Antidilutive, therefore the same as primary.


PRIMARY EARNINGS PER SHARE:
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.